Exhibit 99.1

Contacts:	Select Water Solutions, Inc.
Garrett Williams – VP, Corporate Finance & Investor
Relations
(713) 296-1010
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces First Quarter 2026 Financial, Operational and Strategic Updates
Generated first quarter 2026 consolidated revenue of $366 million, an increase of $19 million or 6%, as compared to the fourth quarter of 2025

Increased net income by $11 million and improved adjusted EBITDA by $13 million sequentially during the first quarter of 2026 relative to the fourth quarter of 2025

Generated record quarterly Water Infrastructure revenue of $97 million during the first quarter of 2026, an increase of $16 million or 19%, as compared to the fourth quarter of 2025

Announces multiple new long-term contracted Water Infrastructure projects in the Permian, Bakken, MidCon and Northeast regions

Announces $28.6 million of acquisitions, closed during early May 2026, adding surface acreage and minerals, disposal capacity, water rights, and storage infrastructure in the Northern Delaware Basin

Gainesville, TX – May 5, 2026 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended March 31, 2026.

John Schmitz, Chairman of the Board, President and CEO, stated, “The first quarter represented a strong start to the year for Select. During the first quarter of 2026, we delivered strong consolidated revenue growth, coupled with an increase in our gross margins, and drove an $11.5 million increase in net income and adjusted EBITDA growth of $13.5 million when compared to the fourth quarter of 2025. In addition to this operational performance, during the first quarter, we enhanced our balance sheet and financial flexibility and are well positioned to support our continued investment in infrastructure growth.

“In our Water Infrastructure segment, we increased both our recycling and disposal volumes during the first quarter of 2026, with approximately 1.4 million barrels of produced water recycled or disposed per day, resulting in record quarterly segment revenue of $96.7 million. We continue to leverage our system to get the maximum value out of our invested capital through increased commercialization and contracted service offering expansion. Since year-end, we have executed several new contracts across multiple basins that leverage our existing networks to provide incremental committed volumes, tie-in opportunities, or increased produced water flows and utilization through our system. For example, during the first quarter of 2026, we were able to leverage our market leading disposal position in the Northeast to sign a new long-term disposal dedication agreement while concurrently becoming the preferred last-mile logistics water transfer provider for this same customer. In total, since the beginning of the year we added three new minimum volume commitments (“MVCs”), two additional acreage dedications, two new right-of-first-refusal (“ROFR”) dedications, and eight new interruptible agreements to our networks across the Permian, Northeast, Bakken and MidCon regions. Subsequent to quarter end, we also closed on multiple acquisitions in the Northern Delaware Basin, adding approximately 4,000 acres of surface and minerals, 30,000 barrels per day of disposal capacity, 1,800-acre feet of annual water rights and 500,000 barrels of storage across Texas and New Mexico. We expect these acquisitions to integrate efficiently and bolster the operational and economic potential of our Northern Delaware network. We will continue to pursue opportunities to tactically add to our footprint in the region.

“Supported by the strong outperformance during the first quarter, our Water Infrastructure segment is well on track to exceed the high end of our previously guided range of 20 – 25% year-over-year growth. While we expect a relatively steady second quarter for the segment, with additional projects coming online over the course of the second and third quarters, we expect continued growth throughout the second half of 2026, leading us to increase our full-year guidance to 25 – 30% year-over-year growth for the segment. With additional infrastructure contracts in hand and near-term network integration capital requirements associated with our recent acquisitions, we now expect net capital expenditures in 2026 to increase to $200 – $250 million.

“Our Chemical Technologies segment performed as expected in the first quarter and we expect strong double-digit percentage sequential revenue growth during the second quarter. With continued demand for new product development in both our core friction reducer product lines as well as our specialty surfactant product offerings, we believe we are well positioned for future growth opportunities.

“Our Water Services segment meaningfully outperformed our expectations during the first quarter, with revenue growth of more than 7%, and this segment remains well positioned to capitalize on any activity uplift in the market associated with the current commodity price environment. Altogether we expect continued strong performance, and on a consolidated basis, we anticipate Adjusted EBITDA in the second quarter at an estimated $77 – $80 million.

“In summary, I am pleased with our financial performance in the first quarter of 2026, and I am very excited as the ongoing evolution of our strategy continues to materialize. We look forward to building on these recent successes to continue serving our valued customers, employees, and stakeholders,” concluded Schmitz.

First Quarter 2026 Consolidated Financial Information

Revenue for the first quarter of 2026 was $366.0 million as compared to $346.6 million in the fourth quarter of 2025 and $374.4 million in the first quarter of 2025. Net income for the first quarter of 2026 was $9.4 million as compared to a net loss of $2.1 million in the fourth quarter of 2025 and net income of $9.6 million in the first quarter of 2025.

For the first quarter of 2026, gross profit was $65.3 million, as compared to $45.3 million in the fourth quarter of 2025 and $55.8 million in the first quarter of 2025. Total gross margin was 17.8% in the first quarter of 2026 as compared to 13.1% in the fourth quarter of 2025 and 14.9% in the first quarter of 2025. Gross profit before D&A was $111.0 million for the first quarter of 2026 as compared to $96.5 million for the fourth quarter of 2025 and $94.4 million for the first quarter of 2025. Gross margin before D&A for the first quarter of 2026 was 30.3% as compared to 27.9% for the fourth quarter of 2025 and 25.2% for the first quarter of 2025.

SG&A during the first quarter of 2026 was $40.6 million as compared to $43.3 million during the fourth quarter of 2025 and $37.4 million during the first quarter of 2025.

Adjusted EBITDA was $77.6 million in the first quarter of 2026 as compared to $64.2 million in the fourth quarter of 2025 and $64.0 million in the first quarter of 2025. Adjusted EBITDA during the first quarter of 2026 was adjusted for $6.0 million of non-cash compensation expense, $5.7 million of impairments and abandonments, $0.3 million of non-recurring transaction costs, $0.3 million of non-cash losses in equity investments, and $0.6 million in other adjustments. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Infrastructure segment generated revenues of $96.7 million in the first quarter of 2026 as compared to $81.2 million in the fourth quarter of 2025 and $72.4 million in the first quarter of 2025. Gross margin before D&A for Water Infrastructure was 56.2% in the first quarter of 2026 as compared to 54.1% in the fourth quarter of 2025 and 53.7% in the first quarter of 2025. Water Infrastructure revenues increased 19.2% sequentially relative to the fourth quarter of 2025, driven by increases in both our recycling and disposal volumes, primarily attributable to increases from our integrated New Mexico infrastructure system. Looking ahead, the Company anticipates Water Infrastructure revenues and margins to remain relatively steady in the second quarter of 2026 as compared to the first quarter of 2026.

The Water Services segment generated revenues of $191.2 million in the first quarter of 2026 as compared to $178.3 million in the fourth quarter of 2025 and $225.6 million in the first quarter of 2025. Gross margin before D&A for Water Services was 21.8% in the first quarter of 2026 as compared to 19.6% in the fourth quarter of 2025 and 19.5% in the first quarter of 2025. The Water Services segment revenues increased 7.2% sequentially, driven by improved activity levels, strong gains in our water transfer business and increased water sales. For the second quarter of 2026, the Company expects revenues to modestly decrease low single-digit percentages, as certain spot market water sales are not expected to recur. However, the current commodity price outlook provides incremental upside activity and pricing opportunities. The Company expects gross margins before D&A to hold relatively steady in the 20% – 22% range during the second quarter of 2026.

The Chemical Technologies segment generated revenues of $78.0 million in the first quarter of 2026 as compared to $87.0 million in the fourth quarter of 2025 and $76.3 million in the first quarter of 2025. Gross margin before D&A for Chemical Technologies was 19.1% in the first quarter of 2026 as compared to 20.3% in the fourth quarter of 2025 and 15.2% in the first quarter of 2025. For the second quarter of 2026, the Company anticipates revenue to increase 10% – 15% and gross margin before D&A to improve into the 20% – 21% range, as the business continues to see increased traction with its core friction reducer and specialty surfactant product offerings.

Cash Flow and Capital Expenditures

Cash flow provided by operations for the first quarter of 2026 was $10.2 million as compared to $65.5 million in the fourth quarter of 2025 and ($5.1) million used in operations in the first quarter of 2025. Cash flow provided by operations during the first quarter of 2026 was impacted by a $61.7 million increase in net working capital, including $54.5 million of increased accounts receivable balances.

Net capital expenditures for the first quarter of 2026 were $77.3 million, comprised of $78.4 million of capital expenditures partially offset by $1.1 million of cash proceeds from asset sales. Free cash flow in the first quarter of 2026 and the fourth quarter of 2025 was ($67.1) million and ($4.6) million, respectively.

Cash flows from financing activities during the first quarter of 2026 included $105.2 million of net inflows, primarily reflecting $191.7 million of net proceeds from the underwritten public offering of Class A shares in the quarter. These proceeds were partially offset by $70.0 million of debt repayments under the sustainability-linked credit facility, as well as $8.8 million of quarterly dividends and distributions paid, and $7.6 million of share repurchases related to the vesting and/or exercise of equity awards.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $56.0 million as of March 31, 2026, as compared to $18.1 million and $27.9 million as of December 31, 2025 and March 31, 2025, respectively. As of March 31, 2026, the Company had $250.0 million of borrowings outstanding under the term loan component of its sustainability-linked credit facility, with no amounts drawn on the revolving credit facility, compared to $250.0 million of outstanding borrowings under the term loan and $70.0 million drawn on the revolving credit facility as of December 31, 2025 and $250.0 million of outstanding borrowings under the term loan and no amounts drawn on the revolving credit facility as of March 31, 2025, respectively.

As of March 31, 2026, the borrowing base under the Company’s sustainability-linked credit facility was $271.3 million, compared to $235.1 million and $252.2 million as of December 31, 2025 and March 31, 2025, respectively. Available borrowing capacity under the sustainability-linked credit facility was approximately $251.7 million as of March 31, 2026, after giving effect to outstanding borrowings and letters of credit totaling $19.6 million. As of March 31, 2025, available borrowing capacity under the credit facility was approximately $232.3 million, after accounting for outstanding borrowings and letters of credit totaling $19.9 million.

Total liquidity was $307.7 million as of March 31, 2026, as compared to $163.6 million as of December 31, 2025 and $260.2 million as of March 31, 2025. The Company had 110,145,655 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the first quarter of 2026. The Company had 121,847,518 Class A shares and 16,221,101 Class B shares issued and outstanding as of March 31, 2026.

Water Infrastructure Commercial Development and Acquisition Updates

Since the start of the first quarter of 2026, Select has executed multiple new long-term contracts for additional full life-cycle produced water gathering, recycling and distribution infrastructure projects in the Permian, Bakken, MidCon, and Northeast regions. Additionally, Select has made multiple infrastructure acquisitions totaling $28.6 million, adding key surface acreage and additional disposal facilities, water rights, and storage infrastructure in the Northern Delaware Basin to support ongoing infrastructure projects and future development opportunities. The combined capital expenditures associated with these new projects and acquisitions is expected to be $32 million - $35 million, with each project anticipated to be online by the year-end 2026. In total, Select signed multiple additional commercialization contracts, including three MVC agreements, two acreage dedications, two ROFR dedications, and eight interruptible tie-in agreements.

Northern Delaware Basin Water Supply and Takeaway Agreement

In the first quarter of 2026, Select signed a 12-year agreement for the construction of pipeline infrastructure for an operator in the Northern Delaware Basin, extending Select’s existing Lea County, New Mexico gathering infrastructure. To support the agreement, Select plans to construct approximately nine miles of pipeline to connect the operator’s development areas to Select’s existing Northern Delaware assets. This agreement was enabled by leveraging Select’s existing infrastructure footprint and is supported by approximately 2,700 acres of dedication for the gathering of produced water and the delivery of treated produced water. The project is expected to be online by year-end 2026.

Northeast Produced Water Disposal and Services Agreement

In the first quarter of 2026, Select signed a multi-year agreement with an operator in the Northeast region that provides Select with a ROFR award for a minimum of 50% of the operator’s produced water for disposal in Select’s existing Northeast disposal infrastructure. Additionally, this agreement enables Select to provide last-mile-logistics water transfer services across the operator’s entire Northeast acreage position, encompassing more than 200,000 acres.

Delaware Disposal Acquisition

Subsequent to the end of the first quarter of 2026, Select acquired disposal facilities, water rights and storage infrastructure in the Delaware Basin, adding 30,000 barrels per day of additional disposal capacity and 500,000 barrels of storage capacity, to help support our growing infrastructure development activities in the Permian Basin.

Delaware Basin Ranch Acquisition

Subsequent to the end of the first quarter of 2026, Select acquired the Black River Ranch (“BRR”) in Eddy County, New Mexico. Approximately 70% of the acquisition was funded with an agricultural loan, with the remaining balance funded from cash on hand. BRR encompasses 3,753 acres of fee land and 710 acres of federal lease land. Additionally, the BRR includes 1,800-acre feet of annual water rights. The BRR surface will provide additional development opportunities for Select’s Northern Delaware network buildout while also providing the Company with direct revenues associated with the water rights, irrigated agricultural cropland, and other surface-related fees and mineral interests.

First Quarter Earnings Conference Call
In conjunction with today’s release, Select has scheduled a conference call on Wednesday, May 6, 2026, at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through May 20, 2026, and may be accessed by calling 201-612-7415 using passcode 13757760#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success. For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast” “intend,” “may,” “plan,” “potential,” “preliminary,” “project,” “see,” “should,” “will,” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: global economic distress, including that resulting from the sustained Russia-Ukraine war and related economic sanctions, instability and continued hostilities in the Middle East, including military conflict involving Iran, instability in Venezuela, economic uncertainty as a result of changing trade policies, disruptions in global oil and gas markets; inflation and high interest rates, each of which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which may decrease demand for our services; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions taken by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with announced supply limitations, which may be exacerbated by military conflict in the Middle East involving Iran and the resumption of sales of previously sanctioned oil from Venezuela and Russia; the impact of central bank policy actions, such as sustained, elevated interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity, including the recent consolidation in the Permian Basin; impacts related to changing U.S. and foreign trade policies, including increased trade restrictions or tariffs; the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff migration initiatives; changes in safety, health, environmental and other governmental policy and regulation; the enactment or promulgation of new laws or regulations or changes or modifications in existing laws, regulations, rules or governmental policies with respect to taxation; the level of capital spending and access to capital markets by oil and gas companies in response to changes in commodity price or reduced demand; the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies; trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings, governmental regulations and policies, including those related to accessing water, disposing of wastewater, transferring produced water, interstate freshwater and produced water transfer, chemicals, carbon pricing, pipeline construction, emissions, hydraulic fracturing, leasing, permitting or drilling on federal lands and various other environmental matters; regional impacts to our business, including our key infrastructure assets within the Permian Basin, the Bakken, and the Haynesville regions; capacity constraints on regional oil, natural gas and water gathering, processing and pipeline systems that result in a slowdown or delay in drilling and completion activity, and thus a decrease in the demand for our services in our core markets; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022, which may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; our ability to hire and retain key management and employees, including skilled labor; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms, or at all; our health, safety and environmental performance; the impact of competition on our operations; the degree to which our exploration and production customers may elect to operate their water-management services in-house rather than source these services from companies like us; our level of indebtedness and our ability to comply with covenants contained in our sustainability-linked credit facility or future debt instruments; delays or restrictions in obtaining permits by us or our customers; constraints in supply or availability of equipment used in our business; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; acts of terrorism, war or political or civil unrest in the U.S. or elsewhere, such as the Russia-Ukraine war, the instability and continued hostilities in the Middle East, including military conflict involving Iran and any potential conflict with Venezuela; information technology failures or cyberattacks; accidents, weather, natural disasters or other events affecting our business; and the other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Revenue
Water Infrastructure	$96,736	$81,188	$72,391
Water Services	191,231	178,340	225,648
Chemical Technologies	77,991	86,974	76,345
Total revenue	365,958	346,502	374,384
Costs of revenue
Water Infrastructure	42,352	37,272	33,493
Water Services	149,454	143,400	181,718
Chemical Technologies	63,130	69,319	64,728
Depreciation, amortization and accretion	45,742	51,190	38,675
Total costs of revenue	300,678	301,181	318,614
Gross profit	65,280	45,321	55,770
Operating expenses
Selling, general and administrative	40,551	43,275	37,432
Depreciation, amortization and accretion	1,121	1,168	925
Impairments and abandonments	5,708	1,317	1,148
Lease abandonment costs	(68)	(51)	724
Total operating expenses	47,312	45,709	40,229
Income from operations	17,968	(388)	15,541
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	405	(130)	1,365
Interest expense, net	(5,907)	(6,697)	(4,876)
Tax receivable agreements expense	—	(4,995)	—
Other	(311)	715	329
Income (loss) before income tax (expense) benefit and equity in (losses) earnings of unconsolidated entities	12,155	(11,495)	12,359
Income tax (expense) benefit	(2,433)	9,457	(2,894)
Equity in (losses) earnings of unconsolidated entities	(290)	(20)	95
Net income (loss)	9,432	(2,058)	9,560
Less: net (income) loss attributable to noncontrolling interests	(826)	1,712	(1,321)
Net income (loss) attributable to Select Water Solutions, Inc.	$8,606	$(346)	$8,239

Weighted average shares outstanding
Class A—Basic	110,145,655	102,585,084	100,790,931
Class B—Basic	16,221,101	16,221,101	16,221,101

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.08	$(0.00)	$0.08
Class B—Basic	$—	$—	$—

Weighted average shares outstanding
Class A—Diluted	112,530,858	102,585,084	103,313,924
Class B—Diluted	16,221,101	16,221,101	16,221,101

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.08	$(0.00)	$0.08
Class B—Diluted	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	March 31, 2026	December 31, 2025	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$55,970	$18,084	$27,892
Accounts receivable trade, net of allowance for credit losses	317,748	263,965	338,129
Accounts receivable, related parties	22	63	194
Inventories	37,313	34,278	40,795
Prepaid expenses and other current assets	33,357	37,996	50,840
Total current assets	444,410	354,386	457,850
Property and equipment	1,672,966	1,629,406	1,471,791
Accumulated depreciation	(736,935)	(717,223)	(704,300)
Total property and equipment, net	936,031	912,183	767,491
Right-of-use assets, net	32,195	28,708	33,511
Goodwill	48,485	48,485	18,215
Other intangible assets, net	101,999	106,204	119,337
Deferred tax assets, net	48,337	48,881	43,851
Investments in unconsolidated entities	77,709	78,234	83,501
Other long-term assets	17,709	18,531	21,455
Total assets	$1,706,875	$1,595,612	$1,545,211
Liabilities and Equity
Current liabilities
Accounts payable	$55,065	$49,682	$44,996
Accrued accounts payable	36,846	46,275	111,144
Accounts payable and accrued expenses, related parties	3,583	3,634	5,904
Accrued salaries and benefits	15,772	17,702	15,345
Accrued insurance	18,722	22,272	21,698
Sales tax payable	3,142	2,435	2,139
Current portion of tax receivable agreements liabilities	—	—	17
Accrued expenses and other current liabilities	36,573	37,549	32,338
Current operating lease liabilities	14,343	14,247	15,814
Current portion of long-term debt	46,875	31,250	—
Current portion of finance lease obligations	655	650	490
Total current liabilities	231,576	225,696	249,885
Long-term tax receivable agreements liabilities	43,421	43,421	38,409
Long-term operating lease liabilities	23,724	21,533	27,952
Long-term debt, net of deferred debt issuance costs	199,645	285,043	245,888
Other long-term liabilities	88,876	92,852	66,128
Total liabilities	587,242	668,545	628,262
Commitments and contingencies
Class A common stock, $0.01 par value	1,218	1,049	1,039
Class B common stock, $0.01 par value	162	162	162
Additional paid-in capital	1,166,419	989,329	989,785
Accumulated deficit	(176,318)	(184,924)	(197,908)
Total stockholders’ equity	991,481	805,616	793,078
Noncontrolling interests	128,152	121,451	123,871
Total equity	1,119,633	927,067	916,949
Total liabilities and equity	$1,706,875	$1,595,612	$1,545,211

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended
	March 31, 2026	December 31, 2025	March 31, 2025
Cash flows from operating activities
Net income (loss)	$9,432	$(2,058)	$9,560
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, amortization and accretion	46,863	52,358	39,600
Deferred tax expense (benefit)	2,394	(8,782)	2,486
Tax receivable agreements expense	—	4,995	—
(Gain) loss on disposal of property and equipment and divestitures	(405)	130	(1,365)
Equity in losses (earnings) of unconsolidated entities	290	20	(95)
Credit loss expense (recovery)	737	(135)	514
Amortization and write off of debt issuance costs	413	413	998
Inventory adjustments	98	23	(40)
Equity-based compensation	5,825	5,798	3,481
Impairments and abandonments	5,708	1,317	1,148
Other operating items, net	598	669	487
Changes in operating assets and liabilities
Accounts receivable	(54,479)	13,098	(57,117)
Prepaid expenses and other assets	2,100	13,576	(8,666)
Accounts payable and accrued liabilities	(9,332)	(15,970)	3,948
Net cash provided by (used in) operating activities	10,242	65,452	(5,061)
Cash flows from investing activities
Purchase of property and equipment	(78,377)	(71,499)	(48,427)
Purchase of equity-method investments	—	—	(72,059)
Acquisitions, net of cash received	(210)	(1,251)	(13,980)
Proceeds received from sales of property and equipment	1,056	1,494	1,944
Net cash used in investing activities	(77,531)	(71,256)	(132,522)
Cash flows from financing activities
Borrowings from revolving line of credit	43,500	26,500	40,000
Payments on revolving line of credit	(113,500)	(11,500)	(125,000)
Borrowings from long-term debt	—	—	250,000
Payments of finance lease obligations	(158)	(159)	(89)
Payments of debt issuance costs	—	—	(7,352)
Net proceeds from underwritten offering	191,705	—	—
Dividends and distributions paid	(8,752)	(8,405)	(8,567)
Payments under tax receivable agreement	—	—	(77)
Contributions from noncontrolling interests	—	—	2,875
Repurchase of common stock	(7,618)	(377)	(6,291)
Net cash provided by financing activities	105,177	6,059	145,499
Effect of exchange rate changes on cash	(2)	1	(2)
Net increase in cash and cash equivalents	37,886	256	7,914
Cash and cash equivalents, beginning of period	18,084	17,828	19,978
Cash and cash equivalents, end of period	$55,970	$18,084	$27,892

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities plus tax receivable agreements expense and less remeasurement gain on business combination. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by (used in) operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited) (in thousands)
Net cash provided by (used in) operating activities	$10,242	$65,452	$(5,061)
Purchase of property and equipment	(78,377)	(71,499)	(48,427)
Proceeds received from sale of property and equipment	1,056	1,494	1,944
Free cash flow	$(67,079)	$(4,553)	$(51,544)

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited) (in thousands)
Net income (loss)	$9,432	$(2,058)	$9,560
Interest expense, net	5,907	6,697	4,876
Income tax expense (benefit)	2,433	(9,457)	2,894
Depreciation, amortization and accretion	46,863	52,358	39,600
EBITDA	64,635	47,540	56,930
Tax receivable agreements expense	—	4,995	—
Impairments and abandonments	5,708	1,317	1,148
Non-cash loss on sale of assets or subsidiaries	42	87	173
Non-cash compensation expenses	6,020	5,798	3,481
Transaction costs	327	3,779	1,183
Lease abandonment costs	(68)	(51)	724
Other non-recurring charges	670	672	487
Equity in losses (earnings) of unconsolidated entities	290	20	(95)
Adjusted EBITDA	$77,624	$64,157	$64,031

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited) (in thousands)
Gross profit by segment
Water Infrastructure	$26,338	$10,970	$19,101
Water Services	25,865	18,369	26,765
Chemical technologies	13,077	15,982	9,904
As reported gross profit	65,280	45,321	55,770

Plus D&A
Water Infrastructure	28,046	32,946	19,797
Water Services	15,912	16,571	17,165
Chemical technologies	1,784	1,673	1,713
Total D&A	45,742	51,190	38,675

Gross profit before D&A	$111,022	$96,511	$94,445

Gross profit before D&A by segment
Water Infrastructure	54,384	43,916	38,898
Water Services	41,777	34,940	43,930
Chemical technologies	14,861	17,655	11,617
Total gross profit before D&A	$111,022	$96,511	$94,445

Gross margin before D&A by segment
Water Infrastructure	56.2%	54.1%	53.7%
Water Services	21.8%	19.6%	19.5%
Chemical technologies	19.1%	20.3%	15.2%
Total gross margin before D&A	30.3%	27.9%	25.2%